CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 27, 2016, relating to the financial statements and financial highlights of ATAC Beta Rotation Fund and ATAC Inflation Rotation Fund, each a series of Managed Portfolio Series, for the year ended August 31, 2016, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
December 21, 2016